EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 25, 2004, except for Note 8, as to which the date is March 4, 2004, with respect to the consolidated financial statements and schedules of Astec Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
April 25, 2005